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                                                                     EXHIBIT 2.3

                        APOLLO INVESTMENT FUND III, L.P.
                          c/o Apollo Advisors II, L.P.
                          1301 Avenue of the Americas
                              New York, NY  10036



July 22, 1997

Alliance Imaging, Inc.
1065 PacifiCenter Drive, Suite 200
Anaheim, CA 92806


          RE:  AGREEMENT AND PLAN OF MERGER
               ----------------------------

Ladies and Gentlemen:


          1. Reference is made to the Agreement and Plan of Merger between Newport Investment LLC (the "Investor") and Alliance Imaging, Inc. (the "Company") dated the date hereof (the "Agreement").

          2. In connection with the Agreement, the undersigned ("Guarantor") hereby unconditionally and irrevocably guaranties (the "Guaranty") the payment in full, when due (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. (S) 362(a)), of all obligations ("Obligations") of the Investor pursuant to the terms and subject to the conditions of the Agreement; provided, however, that in no event will the liability of the undersigned hereunder exceed $37 million. This guaranty is a guaranty of payment and not of collection.

          3. Upon the earlier of (i) the effectiveness of the merger of a corporation to be formed and wholly owned by the Investor with and into the Company as contemplated by the Agreement and (ii) the termination of the Agreement pursuant to the terms thereof (excluding Section 8.1(h) thereof and provided that this clause (ii) shall not apply in any case to the extent that the Investor has breached or is in default of any representation, warranty or covenant contained in the Merger Agreement), the obligations of the undersigned hereunder shall terminate without any further action by any party.

          4. Guarantor makes the following representations and warranties which shall be continuing representations and warranties so long as any Obligations shall remain unpaid.
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          (a) The execution and delivery of this Guaranty are not, and the performance of this Guaranty will not be, in contravention of, or in conflict with, (i) any agreement, indenture or undertaking to which Guarantor is a party or by which Guarantor or any of the property of Guarantor is or may be bound or affected, or (ii) any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority. The execution and delivery of this Guaranty are not, and the performance of this Guaranty will not, cause any security interest, lien or other encumbrance to be created or imposed upon any such property.

          (b) Guarantor hereby acknowledges and warrants that Guarantor has derived or expects to derive a financial advantage from the Agreement.

          5. This is a continuing guaranty of the Obligations and shall remain effective so long as any of the Investor's obligations, financial or otherwise, under the Agreement are outstanding.

          6. The liability of Guarantor hereunder is independent of the obligation of the Investor and a separate action or separate actions may be brought and prosecuted against Guarantor whether or not any action is brought or prosecuted against the Investor or whether the Investor is joined in any such action or actions. The liability of Guarantor hereunder is independent of and not in consideration of or contingent upon the liability of any other person under any similar instrument and the release of, or cancellation by, any signer of a similar instrument shall not act to release or otherwise affect the liability of Guarantor hereunder. Guarantor waives the benefit of any statute of limitations affecting Guarantor's liability hereunder or the enforcement thereof. Any payment by the Investor or other circumstance which operates to toll any statute of limitations applicable to the Investor shall also operate to toll the statute of limitations applicable to Guarantor.

          7. Guarantor waives the right to require the Company to proceed against the Investor or any other person liable on the Obligations, to proceed against or exhaust any security held by the Investor or any other person, or to pursue any other remedy in the Company's power whatsoever and Guarantor waives the right to have the property of the Investor first applied to the discharge of the Obligations. Guarantor waives any defense arising by reason of any disability or other defense of the Investor or by reason of the cessation from any cause whatsoever (including without limitation, any intervention or omission by the Company) of the liability, either in whole or in part, of the Investor to the Company for the Obligations. Guarantor hereby waives, to the fullest extent permitted by law, (a) any defense arising as a result of any election by the Company, in any proceeding instituted under the Bankruptcy Code, under Section
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1111(b) (2) of the Bankruptcy Code, and (b) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code.

          8. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional loans. Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of the Investor and of all other circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal, and agrees that the Company shall have no duty to advise Guarantor of information known to it regarding such condition or any such circumstances.

          9. Notwithstanding anything to the contrary herein contained, this Guaranty shall continue to be effective if at any time, payment, or any part thereof, of any or all of the Obligations is rescinded or must otherwise be restored or returned by the Company upon the insolvency, bankruptcy or reorganization of the Investor or otherwise, all as though such payment had not been made. Notwithstanding any modification, discharge or extension of the Obligations or any amendment, modification, stay or cure of the Company's rights which may occur in any bankruptcy or reorganization case or proceeding concerning the Investor whether permanent or temporary, and whether assented to by the Company, Guarantor hereby agrees that Guarantor shall be obligated hereunder to pay the Obligations and discharge Guarantor's other obligations in accordance with the terms of this Guaranty in effect on the date hereof. Guarantor understands and acknowledges that by virtue of this Guaranty, Guarantor has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Investor.
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        THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH,
THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES GOVERNING CONFLICTS OF LAWS, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS LETTER IS HEREBY WAIVED.

          If you are in agreement with the foregoing, please sign a copy of this letter where indicated below.

                                 Very truly yours,

                                 APOLLO INVESTMENT FUND III, L.P.
                                 By:  Apollo Advisors II, L.P.
                                 By:  Apollo Capital Management
                                      II, Inc.


                                 By:  _______________________
                                      Name:
                                      Title:



Acknowledged and agreed to
as of the date first above
written:

ALLIANCE IMAGING, INC.

By:
    ----------------------
    Name:
    Title: